Exhibit (a)(5)(C)

CONTACTS:

Rodney C. Sacks
Chairman and Chief Executive Officer

(951) 739-6200

Hilton H. Schlosberg

Vice Chairman

(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu

PondelWilkinson Inc.

(310) 279-5980

MONSTER BEVERAGE CORPORATION COMMENCES MODIFIED DUTCH AUCTION TENDER
OFFER TO PURCHASE UP TO $2.0 BILLION OF ITS OUTSTANDING COMMON STOCK

Corona, CA (May 10, 2016) — Monster Beverage Corporation (NASDAQ: MNST) today announced that it has commenced a modified “Dutch auction” tender offer to purchase shares of its common stock for cash at a price per share of not less than $142.00 and not greater than $160.00, for a maximum aggregate purchase price of no more than $2.0 billion. The tender offer, which will be funded with cash on hand, begins today, May 10, 2016, and will expire at 5:00 p.m., New York City time, on June 8, 2016, unless extended or earlier terminated by Monster.

Monster shareholders may tender all or a portion of their shares at a price specified by the tendering shareholder of not less than $142.00 nor greater than $160.00 per share in increments of $1.00. Alternatively, Monster shareholders may tender shares without specifying a purchase price, in which case their shares will be purchased at the purchase price determined in accordance with the tender offer.  When the tender offer expires, Monster will determine the lowest price per share within the range specified above that will enable it to purchase the maximum number of shares of its common stock having an aggregate purchase price not exceeding $2.0 billion. All shares accepted in the tender offer will be purchased at the same price, which may be higher or lower than the market price immediately prior to or during the tender offer. If the tender offer is fully subscribed, then shares of common stock having an aggregate purchase price of $2.0 billion will be purchased, representing between 6.2% to 6.9% of Monster’s issued and outstanding shares as of April 15, 2016, depending on the purchase price payable in the tender offer.

Barclays Capital Inc. and Goldman, Sachs & Co. are acting as dealer managers for the tender offer. Innisfree M&A Incorporated is serving as the information agent, and American Stock Transfer & Trust Company, LLC is acting as the depositary. The Offer to Purchase, the related Letter of Transmittal and the other tender offer materials will be mailed to Monster shareholders shortly after commencement of the tender offer.  Shareholders should read these materials carefully when they become available because they will contain important information, including the terms and conditions of the tender offer.

Although Monster’s board of directors has authorized the tender offer, none of the board of directors, Monster, the dealer managers, the information agent or the depositary or any of their affiliates has made, and they are not making, any recommendation to shareholders as to whether shareholders should tender or refrain from tendering their shares or as to the price or prices at which shareholders may choose to tender their shares. Monster has not authorized any person to make any such recommendation. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which they will tender the shares. In doing so, shareholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the tender offer. Shareholders are urged to discuss their decision with their own tax advisors, financial advisors and/or brokers.

About Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. Monster’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks. For more information, visit www.monsterbevcorp.com.

Forward-looking statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Monster cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of Monster, that could cause actual results and events to differ materially from the statements made herein. For a more detailed discussion of the risks that could affect Monster’s operating results, see Monster’s filings with the Securities and Exchange Commission, including Monster’s annual report on Form 10-K and quarterly report on Form 10-Q. Monster’s actual results could differ materially from those contained in the forward-looking statements, including with respect to the tender offer. Monster assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.